Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-163668, No. 333‑165384, No. 333-166728, and No. 333-189681 on Form S-8 and Registration Statements No. 333-218162, and No. 333-221740 on Form S-3 of our reports dated February 14, 2019, relating to the consolidated financial statements and financial statement schedule of Hyatt Hotels Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in method of accounting for revenue from contracts with customers due to the adoption of FASB Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) and related ASUs) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.
/s/ Deloitte & Touche LLP
Chicago, Illinois
February 14, 2019